Exhibit 10.1
HELLOTECH, INC.
LATCH, INC.
LATCH SYSTEMS, INC.

CUSTOMERS BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of July 15, 2024, by and among CUSTOMERS BANK (“Bank”), HELLOTECH, INC. (“HelloTech”), LATCH, INC. (“Latch”), and LATCH SYSTEMS, INC. (“Latch Systems” and collectively with HelloTech and Latch, “Borrowers” and each a “Borrower”).
Recitals
HelloTech and Bank (as successor in interest to Signature Bank) are parties to that certain Loan and Security Agreement dated as of August 25, 2020, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 28, 2021, that certain Second Amendment to Loan and Security Agreement dated as of December 1, 2021, that certain Third Amendment to the Loan and Security Agreement dated as of May 5, 2022, that certain Fourth Amendment to Loan and Security Agreement dated as of January 11, 2023, and that certain Fifth Amendment to Loan and Security Agreement dated as of December 29, 2023 (the “Original Loan Agreement”). HelloTech and Bank desire to amend and restate the terms of the Original Loan Agreement in accordance with the terms hereof.
Latch and Latch Systems have read and approved this Agreement and the other Loan Documents and has asked Bank to agree to allow Latch and Latch Systems to each become a party to this Agreement and the other Loan Documents in connection with Latch’s merger with HelloTech.
Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrowers and Borrowers will repay the amounts owing to Bank.
Agreement
The parties agree as follows:
1.Definitions And Construction.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and each Borrower’s Books relating to any of the foregoing.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Agreement” has the meaning assigned in the preamble hereof.
“Bank” has the meaning assigned in the preamble hereof.
“Bank Expense Cap” means an aggregate amount of up to $25,000.
“Bank Expenses” means the customary, reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank’s reasonable attorney’s fees and expenses incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower” has the meaning assigned in the preamble hereof.
“Borrower’s Books” means all of each Borrower’s books and records including: ledgers; records concerning each Borrower’s assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof, (b) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (d) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group).
“CFC” means (a) a controlled foreign corporation within the meaning of Section 957 of the IRC in which any Borrower is a “United States shareholder” within the meaning of Section 951(b) of the IRC and (b) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one (1) or more entities described in clause (a) of this definition, in each case of clauses (a) and (b), with respect to which Borrower shall have made a determination, in its reasonable judgment, that a guaranty by, grant of a Lien by, or pledge of two-thirds or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors.
“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Client Reporting File” means that certain Client Reporting File provided to Borrowers by Bank in connection with the execution hereof, as may be amended from time to time.
“Closing Date” means the date of this Agreement.
“Code” means the New York Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto, provided, that the Collateral shall not include any Excluded Property.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof.
“Credit Extension” means each Term Loan Advance or any other extension of credit by Bank for the benefit of Borrowers hereunder.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Earn-Outs” means obligations of a Borrower and its Subsidiaries consisting of earn-outs related to an entity, business or assets acquired in connection with a Permitted Acquisition, calculated at any time of determination as the amount thereof required to be reflecting as a balance sheet liability at such time in accordance with GAAP.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which any Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Property” means (a) more than sixty-five percent (65%) of the stock, units, or other evidence of ownership of any CFC; (b) any Intellectual Property or any licenses or other rights to use any Copyrights, Trademarks, or Patents; provided, however, that the Collateral shall include all Accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”) ; (c) any Exempt Account; and (d) any lease, license, contract or other agreement or any rights or interests thereunder if, for so long as and to the extent the grant of a security interest therein would (i) constitute or result in (A) the unenforceability of any right, title or interest of the applicable Borrower in or (B) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or other agreement or (ii) require a consent, approval, license or authorization not obtained from a governmental authority or third party, except, in each case under this clause (d) to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC or other applicable law; provided that upon termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; provided further that this definition of Excluded Property shall not exclude from the definition of “Collateral” proceeds thereof and accounts and payment intangibles arising therefrom the assignment of which is expressly deemed effective under the UCC or other applicable law. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property solely to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.
“Exempt Account” means deposit accounts, securities accounts or other similar accounts exclusively used for funding payroll obligations, employee benefit or health benefit obligations, worker’s compensation, tax obligations, customs obligations and fiduciary obligations.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Guaranty” has the meaning assigned in Section 8.9.
“HelloTech” has the meaning assigned in the preamble hereof.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than (i) trade payables, accrued expenses payable or other accounts payable incurred in the ordinary course of such Person’s business and (ii) any earn-out, purchase price adjustment or similar obligation (until such obligation appears in the liabilities section of the balance sheet of such Person and has not been paid after having become due and payable)), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of each Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks, and Patents; all trade secrets, all design rights, claims for damages by way of past, present, and future infringement of any of the rights included above; all amendments, renewals, and extensions of any Copyrights, Trademarks, or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Interest Only End Date” means January 15, 2025.
“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest, or other securities) any Person, or any loan, advance, or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Latch” has the meaning assigned in the preamble hereof.
“Latch Systems” has the meaning assigned in the preamble hereof.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.
“Liquidity Ratio” means the quotient of: (a) Unrestricted Cash of Borrowers and their Subsidiaries, provided that Unrestricted Cash of domestic Subsidiaries that are not Loan Parties may only make up (10%) of the inputs in this clause (a) and Unrestricted Cash of foreign Subsidiaries that are not Loan Parties shall not be included in the inputs in this clause (a), divided by (b) all outstanding Indebtedness of Borrowers to Bank. The inputs in clauses (a) and (b) above will be measured at the time of testing.
“Loan Documents” means, collectively, this Agreement, the Warrant, any note or notes executed by a Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Loan Parties” means, collectively, each Borrower hereunder together with each secured guarantor with respect to the Obligations, and each a “Loan Party”.
“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of a Borrowers and their Subsidiaries taken as a whole, (b) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) a Borrower’s interest in, or the value, perfection, or priority of Bank’s security interest in a material portion of the Collateral.

“Negotiable Collateral” means all letters of credit of which each Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and each Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by any Borrower pursuant to this Agreement or any other agreement (other than the Warrant), whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from any Borrower to others that Bank may have obtained by assignment or otherwise.
“Original Loan Agreement” has the meaning assigned in the preamble hereof.
“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between such Borrower and Bank.
“Permitted Acquisition” means (a) a merger, or transfer of all or substantially all of the assets of, a Subsidiary into a Loan Party provided that the surviving entity is a Loan Party or a domestic Subsidiary that becomes a Loan Party concurrently therewith, (b) a merger, or transfer of all or substantially all of the assets of, a Subsidiary that is not a Loan Party into another Subsidiary that is not a Loan Party, provided that if one such Subsidiary is a domestic entity and the other such Subsidiary is a foreign entity, the domestic Subsidiary is the surviving entity, and (c) any other acquisition disclosed to Bank provided that each of the following shall be applicable to any such acquisition under this clause (c):
(i)the consideration paid (including assumption of liabilities) and Earn Outs payable in connection with any single acquisition does not exceed $5,000,000 in the aggregate and the consideration in connection with all acquisitions during the term of this Agreement does not exceed $15,000,000 in the aggregate;
(ii)Borrowers notify Bank at least ten (10) days in advance of the consummation of such acquisition;
(iii)no Event of Default has occurred, is continuing or would exist immediately after giving effect to such acquisition, and Borrowers will be in compliance with the covenant set forth in Section 6.8, tested at closing of such acquisition and giving pro forma effect thereto;
(iv)the entity or assets acquired in such acquisition are not subject to any Lien other than (A) Liens granted in favor of Bank, if applicable, (B) Liens that terminate at closing of such acquisition, (C) Liens on assets that constitute Excluded Property or (D) Permitted Liens; and
(v)such acquisition does not result in a Change in Control and such Borrower or its domestic Subsidiary shall continue as a surviving entity in such transaction and such Subsidiary shall be joined as a Loan Party to the extent required by Section 6.9.
“Permitted Indebtedness” means:
(a)Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased (except by an amount equal to accrued and unpaid interest and fees and expenses reasonably incurred in connection with such financing);

(c)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any given time;
(d)Indebtedness up to One Million Dollars ($1,000,000) for credit cards issued by Navan and up to Five Hundred Thousand Dollars ($500,000) for credit cards issued by American Express;
(e)Subordinated Debt;
(f)(i) unsecured Indebtedness owed by a Loan Party or Subsidiary to any Loan Party, (ii) unsecured Indebtedness owed by a domestic Subsidiary that is not a Loan Party to another domestic Subsidiary that is not a Loan Party, (iii) unsecured Indebtedness owed by a foreign Subsidiary that is not a Loan Party to another foreign Subsidiary that is not a Loan Party, and (iv) so long as no Event of Default has occurred, is continuing or would result therefrom, and Borrowers will be in compliance with the covenant set forth in Section 6.8, tested at closing of such Investment and giving pro forma effect thereto, unsecured Indebtedness owed by a Loan Party to a domestic Subsidiary that is not a Loan Party in an aggregate outstanding principal amount not at any time exceeding One Million Dollars ($1,000,000);
(g)Indebtedness incurred in the ordinary course of business under surety and appeal bonds, performance bonds, bid bonds, appeal bonds and similar obligations;
(h)Indebtedness arising from judgments or decrees not deemed to be an Event of Default under this Agreement;
(i)Earn-Outs; and
(j)other unsecured Indebtedness of Borrower or any Subsidiary in an aggregate outstanding principal amount for all Debt under this clause not at any time exceeding One Million Dollars ($1,000,000).
“Permitted Investment” means:
(a)Investments existing on the Closing Date disclosed in the Schedule, including any modification, replacement or extension thereof which does not increase the amount thereof;
(b)(i) Investments by any Loan Party or Subsidiary in any Loan Party, (ii) Investments by any Subsidiary that is not Loan Party in any domestic Subsidiary that is a Loan Party, (iii) Investments by any foreign Subsidiary that is not a Loan Party in any other foreign Subsidiary that is not a Loan Party, and (iv) so long as no Event of Default has occurred, is continuing or would result therefrom, and Borrowers will be in compliance with the covenant set forth in Section 6.8, tested at closing of such Investment and giving pro forma effect thereto, Investments by any Loan Party in a domestic Subsidiary that is not a Loan Party in an aggregate amount not exceeding One Million Dollars ($1,000,000) during the term hereof;
(c)Investments in cash and Cash Equivalents (including deposit and securities accounts with respect thereto);
(d)Investments constituting Permitted Indebtedness among any Borrower and/or its Subsidiaries;
(e)Investments in securities of customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such customer;
(f)Investments consisting of loans and advances to employees for moving, entertainment, travel, relocation and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding;

(g)customary trade arrangements with customers made in the ordinary course of business consistent with past practices; and
(h)so long as no Event of Default has occurred, is continuing or would result therefrom, and Borrowers will be in compliance with the covenant set forth in Section 6.8, tested at closing of such Investment and giving pro forma effect thereto, other Investments not contemplated by the above provisions in an aggregate amount not at any time exceeding One Million Dollars ($1,000,000) during the term hereof.
“Permitted Liens” means the following:
(a)Any Liens (i) existing on the Closing Date and disclosed in the Schedule or (ii) arising under this Agreement or the other Loan Documents;
(b)Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;
(c)Liens (i) upon or in any equipment which was not financed by Bank acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
(d)[Reserved];
(e)Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase;
(f)Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Code; and
(g)other non-consensual Liens of Borrower or any Subsidiary securing obligations other than for borrowed money in an aggregate outstanding amount for all Liens under this clause not at any time exceeding One Million Dollars ($1,000,000) during the term hereof.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, which at any time, and from time to time, will be the most recently published “prime rate” in the “Money Rates” section of The Wall Street Journal for such day.
“Reg. W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c).
“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer, the SVP of Finance and the Controller of each Borrower.
“Revenue” means revenue recognized in accordance with GAAP.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest, or other securities owned or held of record by Loan Parties directly in any wholly owned Subsidiary; provided however, Shares shall not include Excluded Property.
“Specified Transaction” means the transactions consummated pursuant to that certain Agreement and Plan of Merger dated as of June 21, 2024 by and among HelloTech, Latch and LS HT Merger Sub, Inc., a Delaware corporation.
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank).
“Subsidiary” means any corporation, company, or partnership in which (a) any general partnership interest or (b) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
“Term Loan” means a credit extension of up to Six Million Dollars ($6,000,000).
“Term Loan Advance” or “Term Loan Advances” means a cash advance under Section 2.1(b).
“Term Loan Maturity Date” means July 15, 2029.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Borrower connected with and symbolized by such trademarks.
“Transfer” has the meaning assigned in Section 7.1.
“Unpaid Amount” has the meaning assigned in Section 2.3(b).
“Unrestricted Cash” means cash or Cash Equivalents of a Borrower that would not appear as “restricted” on a consolidated balance sheet of such Borrower.
“Warrant” is that certain Warrant to Purchase Stock dated as of the Closing Date issued by a Borrower in favor of Bank, together with any other Warrant issued by such Borrower in favor of Bank theretofore or thereafter.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.Loan and Terms of Payment.
2.1Credit Extensions.
Borrowers promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)[Reserved].
(b)Term Loan Advances.
(i)Term Loan. Borrowers and Bank acknowledge that the aggregate outstanding principal of the Term Loan Advances on the Closing Date is Six Million Dollars ($6,000,000.00). Interest shall accrue from the Closing Date at the rate specified in Section 2.3 and shall be payable monthly on the 1st day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on the Interest Only End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the date one (1) month following the Interest Only End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrowers may prepay any Term Loan Advances without penalty or premium.
2.2[Reserved].
2.3Interest Rates, Payments, and Calculations.
(a)Interest Rates.
(i)[Reserved].
(ii)Term Loan Advances. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (A) the Prime Rate or (B) 6.00%.
(b)Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due (an “Unpaid Amount”), Borrowers shall pay Bank a late fee equal to the lesser of (i) two percent (2%) of the amount of such Unpaid Amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two percentage points (2%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)Payments. Bank shall, at its option, charge such interest, all Bank Expenses and all Periodic Payments against any of Borrowers’ deposit accounts at Bank. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
(d)Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5Bank Expenses. On the Closing Date, Borrowers shall pay to Bank all Bank Expenses incurred through the Closing Date subject to the Bank Expense Cap, and after the Closing Date, all Bank Expenses as and when they are incurred by Bank.

2.6Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
3.Conditions of Loans.
3.1Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)this Agreement;
(b)a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)UCC National Form Financing Statement;
(d)the Warrant;
(e)payment of the Bank Expenses then due specified in Section 2.5 hereof;
(f)a current compliance certificate evidencing that Borrowers are in compliance with all covenants set forth in Section 6.8 herein on a pro forma basis as of the Closing Date;
(g)[reserved];
(h)confirmation that no Borrower is involved in material litigation except as set forth in the Schedule;
(i)the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of Closing Date, and no Event of Default shall have occurred and be continuing, or would exist immediately after giving effect to the closing of the Loan Documents;
(j)evidence that Borrowers have consummated the Specified Transaction; and
(k)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)HelloTech shall be in compliance with Section 6.7 hereof;
(b)the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist immediately after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and
(c)Bank determines to its satisfaction that a Material Adverse Effect has not occurred.

4.Creation of Security Interest.
4.1Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.
4.2Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral (except to the extent such Negotiable Collateral is Excluded Property or not in excess of $250,000), all financing statements, and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.3Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect such Borrower’s Books and to make copies thereof and to verify such Borrower’s financial condition.
4.4Pledge of Collateral. Each Borrower hereby pledges, assigns, and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock, and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by each Borrower. To the extent required by the terms and conditions governing the Shares, Borrowers shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrowers will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers, and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver, or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers, and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
4.5Limitations on Obligations of Borrowers. Notwithstanding anything in this Agreement or any other Loan Document to the contrary:
(a)except as otherwise provided in Article 9, no Borrower shall be required to obtain any control agreement with respect to any deposit account or securities account;
(b)no Borrower shall be required to obtain any landlord waivers, estoppels, collateral access agreements or similar third party agreements;
(c)no Loan Documents governed under the laws of any jurisdiction outside of the United States, and no actions in any jurisdiction outside of the United States or that are necessary to create or perfect any security interest in assets located or titled outside of United States, shall be required; and

(d)no Borrower shall be required to deliver to the Bank any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, any Person that is not a wholly-owned Subsidiary of Borrower (the actions set forth in clauses (a) through (d) of this Section 4.5, collectively, the “Specified Perfection Actions”).
5.Representations and Warranties.
Each Borrower represents and warrants as follows:
5.1Due Organization and Qualification. Each Borrower and each Subsidiary is an entity duly existing under the laws of its jurisdiction of incorporation or formation and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except (a) as set forth in the Schedule or (b) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which any Borrower is a party or by which any Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect.
5.3No Prior Encumbrances. Each Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
5.4[Reserved].
5.5Merchantable Inventory. Taking into consideration the industry in which Borrowers operate, all Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
5.6Intellectual Property. Each Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by such Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and, to the knowledge of Borrower, no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been asserted in writing that any part of the Intellectual Property violates the rights of any third party in any material respect.
5.7Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof. The chief executive office of Borrowers is located at the address indicated in Article 10 hereof.
5.8Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which could reasonably be expect to have a Material Adverse Effect.
5.9No Material Adverse Change in Financial Statements. Except as disclosed in the Schedule, all consolidated and consolidating financial statements related to Latch and its Subsidiaries that Bank has received from Latch fairly present in all material respects Latch’s financial condition as of the date thereof and Latch’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Latch since the date of the most recent of such financial statements submitted to Bank. Bank acknowledges that as of the Closing Date Latch’s financial statements are not audited and remain subject to restatement.
5.10Solvency; Payment of Debts. The Loan Parties, taken as a whole, are able to pay their debts (including trade debts) as they mature; the fair saleable value of the assets of the Borrowers and their Subsidiaries, taken as a whole (including goodwill minus disposition costs) exceeds the fair value of their liabilities;

and the Borrowers and their Subsidiaries, taken as a whole, are not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.11Regulatory Compliance. Borrowers and each Subsidiary have met the minimum funding requirements of ERISA with respect to any plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any Subsidiary, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (each, an “ERISA Plan”), and no event has occurred resulting from any Borrower’s failure to comply with ERISA that could result in any Borrower’s incurring any material liability. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. No Borrower has violated any statutes, laws, ordinances, or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.
5.12Environmental Condition. None of Borrowers’ or any Subsidiary’s properties or assets has ever been used by a Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of any Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by a Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by a Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.13Taxes. Except as disclosed in the Schedule, Borrowers and each Subsidiary have filed or caused to be filed all income tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except (a) taxes not yet delinquent, (b) any such taxes or charges that are being diligently contested in good faith by appropriate proceedings or for which adequate reserves in accordance with GAAP shall have been set aside on its books and (c) any such immaterial tax returns and reports required under the laws of, and taxes or governmental charges imposed by, any state, local or foreign jurisdiction.
5.14Subsidiaries. Borrowers do not own any stock, partnership interest, or other equity securities of any Person, except for Permitted Investments.
5.15Government Consents. Except as set forth in the Schedule each Subsidiary has obtained all material consents, approvals, and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrowers’ business as currently conducted.
5.16[Reserved].
5.17Shares. Each Borrower has full power and authority to create a first lien on the Shares, and no contractual restriction exists that would prohibit a Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. Except for certificates of Shares delivered to Bank, if any, no interest in any limited liability company or limited partnership controlled by Borrower is represented by a certificate. With respect to each limited liability company or limited partnership controlled by Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.18Full Disclosure. No representation, warranty, or other statement made by any Borrower in any certificate or written statement furnished to Bank on or after the Closing Date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.
6.Affirmative Covenants.
The Borrowers shall do all of the following:
6.1Good Standing. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law except (a) as set forth in the Schedule or (b) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals, and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any ERISA Plan as defined in Section 5.11. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances, and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.3Financial Statements, Reports, Certificates. Each Borrower shall deliver the following to Bank:
(a)After Latch is current with its reporting obligations, all reports on Forms 10-K and 10-Q required to be filed with the Securities and Exchange Commission (“SEC”) shall be publicly available by applicable SEC deadlines.
(b)As soon as possible and in any event within three (3) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, each Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action which such Borrower has taken or proposes to take with respect thereto.
(c)As soon as available, but in any event within thirty (30) days after the end of each month, account statements for each account maintained by a Borrower at any bank or financial institution outside Bank. Each Borrower shall deliver to Bank with such account statements, a compliance certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File.
(d)All reports on Forms 10-K and 10-Q required to be delivered pursuant to the terms of this Section 6.3 shall be deemed to have been delivered on the date on which a Borrower posts such documents, or provides a link thereto, on such Borrower’s website or such documents on EDGAR.
(e)Other information reasonably requested by Bank as may be required for Bank’s customary financial reporting, tax filings, or regulatory obligations; provided that in no event shall any Loan Party be required to provide (i) any information that is not prepared in the ordinary course of its financial reporting practice, or (ii) any documentation subject to attorney-client privilege, work product doctrine or other similar binding applicable legal privileges.
6.4Inventory; Returns. Each Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made and taking into consideration the industry in which Borrowers operate.
6.5Taxes. Except as disclosed in the Schedule, Borrowers and each Subsidiary shall file all income tax returns required to be filed, and pay all taxes reflected therein, except (a) taxes not yet delinquent, (b) any such taxes or charges that are being diligently contested in good faith by appropriate proceedings or for which adequate reserves in accordance with GAAP shall have been set aside on its books and (c) any such immaterial tax returns and reports required under the laws of, and taxes or governmental charges imposed by, any state, local or foreign jurisdiction.
6.6Insurance.
(a)Each Borrower, at its expense, shall keep the Collateral insured as ordinarily insured against by other owners in similar businesses conducted in the locations where each Borrower’s business is conducted on the date hereof. Borrowers shall also maintain insurance relating to each Borrower’s business, ownership, and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s.
(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional lender’s loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least ten (10) days’ notice to Bank before canceling its policy for non-payment and twenty (20) days’ notice to Bank before canceling its policy for any other reason. Upon Bank’s request, a Borrower shall deliver to Bank certificates of insurance in a form reasonably acceptable to Bank demonstrating such policies and endorsements are in force. All proceeds payable under any such policy of property insurance up to Two Million Dollars ($2,000,000) shall, at the insured Borrower’s option, be payable to such Borrower to replace the property subject to the claim; provided that any such replacement property shall be deemed Collateral in which Bank has a first-priority security interest; provided further, that proceeds payable under any such policy of property insurance in excess of Two Million Dollars ($2,000,000) shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations; provided further, that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
6.7Accounts. HelloTech shall maintain an operating account with Bank with a sufficient balance at all times to support (a) monthly charges by Bank of interest, and (b) after the Interest Only End Date, monthly payments of principal pursuant to Section 2.1(b)(i).
6.8Financial Covenant. The Borrowers, collectively, shall maintain a Liquidity Ratio of at least 4.00, tested on the last day of each month.
6.9Creation/Acquisition of Subsidiaries. In the event that any Borrower or any Subsidiary creates or acquires any Subsidiary that represents after giving effect to such creation or acquisition, or otherwise permits any Subsidiary that is not a Loan Party to exist that represents as of the end of any calendar quarter, more than ten percent (10%) of the aggregate Revenue of the Borrowers and their Subsidiaries or more than ten percent (10%) of the aggregate book value of the assets of the Borrowers and their Subsidiaries, such Borrower or such Subsidiary shall promptly notify Bank of such creation, acquisition or existence, and such Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such Subsidiary (for purposes of this Section 6.9, such “New Subsidiary”): (a) to cause such New Subsidiary, if such New Subsidiary is not a CFC, to become a Loan Party, and (b) to grant and pledge to Bank a perfected security interest in the Shares held by such Borrower or such Subsidiary of any such New Subsidiary.
6.10Further Assurances. At any time from and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
6.11Post-Closing. Borrowers shall:
(a)deliver to Bank, within thirty (30) days after the Closing Date, evidence that Latch Systems is qualified to do business in the State of Missouri;

(b)deliver to Bank, within fifteen (15) days after the Closing Date, the insurance policies and/or endorsements required pursuant to Section 6.6 hereof; and
(c)deliver to Bank, within thirty (30) days after the Closing Date, copies of file-stamped UCC-3 Termination Statements terminating of record (i) that certain UCC-1 Financing Statement No. 2018 2560114, indicating Latchable, Inc. as debtor and First-Citizens Bank & Trust Company as secured party, filed with the Delaware Secretary of State on April 4, 2018, and (ii) that certain UCC-1 Financing Statement No. 2020 6562922, indicating Latch, Inc. and Latchable, Inc. as debtors and Silicon Valley Bank as secured party, filed with the Delaware Secretary of State on September 23, 2020.
7.Negative Covenants.
Each Borrower will not do any of the following:
7.1Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or a part of its business or property, other than: (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (d) Transfers that are Permitted Acquisitions, (e) any Subsidiary that is not a Loan Party may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in its best interests and is not materially disadvantageous to Bank, (f) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Borrower are no longer used or useful in the business of Borrower or its Subsidiaries, or (g) other Transfers for at least fair market value (reasonably determined in good faith by Borrower) so long as the aggregate net book value of all assets subject to such Transfer pursuant to this clause in any 12 month period does not exceed $1,000,000.
7.2Changes in Business; Change in Control or Executive Office. Suffer or permit a Change in Control; or without ten (10) days’ prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions.
7.4Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5Encumbrances. (a) Create, incur, assume, or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of the Collateral or its Intellectual Property, or permit any Subsidiary to do so, or (b) take or enter into any agreement obligating Borrowers or any of their Subsidiaries to take any Specified Perfection Action, or suffer to exist any other Person to take any Specified Perfection Action, with respect to the property or assets of any Borrower or any of their Subsidiaries.
7.6Distributions. Pay any cash dividends or make any other cash distribution or payment on account of or in redemption, retirement or purchase of any capital stock in cash, other than (a) dividends and distributions by (i) any Subsidiary to its direct or indirect parent company that is a Loan Party or (ii) any Subsidiary that is not a Loan Party to its direct or indirect parent company that is not a Loan Party, and (b) so long as no Event of Default has occurred, is continuing or would result therefrom, and Borrowers will be in compliance with the covenant set forth in Section 6.8, tested immediately following such dividends, distributions, and restricted payments and giving pro forma effect thereto, the Borrowers may make other dividends, distributions and restricted payments in an aggregate amount not to exceed $1,000,000 in any twelve month period.

7.7Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for (a) transactions that are in the ordinary course of each Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) (i) transactions constituting Permitted Acquisitions under clauses (a) and (b) of the definition thereof, (ii) transactions constituting Permitted Indebtedness under clause (f) of the definition thereof, (iii) transactions constituting Permitted Investments under clauses (b), (d) or (f) of the definition thereof, (iv) transactions permitted under Section 7.1(e) or (g), or (v) transactions permitted under Sections 7.6(a) or (b), and (c) transactions among Loan Parties. Without the prior written consent of Bank in its sole and absolute discretion, not part of the proceeds of the Credit Extensions may be used (x) to purchase any asset or securities (A) issued by any Reg W Affiliate of Bank, (B) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (C) sold by any Reg W Affiliate of Bank acting as a principal, (D) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (E) if the transaction would not comply with 12 C.F.R. 223.16; (y) pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (z) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.
7.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent if required under the terms of any subordination agreement with respect thereto.
7.10Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA with respect to any ERISA Plan, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, in any case, which violation could reasonably be expected to have a Material Adverse Effect.
8.Events of Default.
Any one (1) or more of the following events shall constitute an event of default by Borrowers under this Agreement (each an “Event of Default”).
8.1Payment Default. If a Borrower fails to pay any principal or interest on the Obligations, or any other Obligations, within three (3) Business Days of the date when due (provided that no Credit Extensions will be required to be made during such cure period).
8.2Covenant Default.
(a)If any Borrower fails or neglects to perform or observe any agreement, covenant, or obligation binding on a Borrower or there shall otherwise be a breach of Sections 6.3(c), 6.6, 6.7, or 6.8 or any provision of Article 7 of this Agreement.
(b)If any Borrower fails or neglects to perform or observe any agreement, covenant, or obligation binding on a Borrower or there shall otherwise be a breach of Article 6 (other than Sections 6.3(c), 6.6, 6.7, or 6.8), and such failure or breach shall continue unremedied for ten (10) days (provided that no Credit Extensions will be required to be made during such cure period).
(c)If any Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Borrower and Bank and Borrower has failed to cure such default within fifteen (15) days after such Borrower receives notice thereof or any officer of any Borrower becomes aware thereof (provided that no Credit Extensions will be required to be made during such cure period).
8.3[Reserved].
8.4Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver, or person acting in a similar capacity and such attachment, seizure, writ or distress warrant, or levy has not been removed, discharged, or rescinded within thirty (30) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be required to be made during such cure period).
8.5Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).
8.6Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Million and Five Hundred Thousand Dollars ($2,500,000) or which could have a Material Adverse Effect.
8.7Judgments. If a judgment or judgments (other than judgments covered by insurance meeting the requirements of Section 6.5 hereof and as to which liability has been accepted by the insurance carrier) for the payment of money in an amount, individually or in the aggregate, in excess of Two Million and Five Hundred Thousand Dollars ($2,500,000) shall be rendered against a Borrower and shall remain undischarged, unvacated, unbonded, unsatisfied or unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).
8.8Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
8.9Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs (after giving effect to any applicable notice and cure periods) under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.4 through 8.8 occur with respect to any guarantor.
9.Bank’s Rights and Remedies.
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one (1) or more of the following, all of which are authorized by Borrowers:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);
(b)Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;
(c)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms, and in whatever order that Bank reasonably considers advisable;
(d)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of each Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(e)Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;
(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(g)Dispose of the Collateral by way of one (1) or more contracts or transactions, for cash or on terms, in such manner, and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(h)Bank may credit bid and purchase at any public sale; and
(i)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
9.2Power of Attorney. Effective only upon the maturity or acceleration of the Obligations, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to take any of the following actions: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) send requests for verification of deposit accounts, securities accounts or other similar accounts and notify the bank, securities intermediary, or other Person at which any such account is maintained of Bank’s security interest in such account, direct any such bank, securities intermediary, or other Person to cease complying with Borrowers’ or any Subsidiary’s instructions, and to comply with Bank’s instructions, regarding any withdrawals, payments, or other transfers from any such account; (c) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (d) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (e) dispose of any Collateral; (f) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; and (g) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. In addition, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) to file, in its sole discretion, one (1) or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4Deposit and Securities Accounts. At any time after the occurrence and during the continuance of an Event of Default, (a) Bank may notify any bank, securities intermediary or other Person at which Borrowers or any Subsidiary maintain any deposit accounts, securities accounts or other similar accounts of Bank’s security interest and verify the amount of cash and other assets held in such accounts, (b) Borrowers shall execute and deliver, and cause each of its Subsidiaries that is a Loan Party to execute and deliver, an account control agreement with respect to any deposit accounts, securities accounts or other similar accounts maintained by Borrowers or any of their Subsidiaries that are Loan Parties as may be reasonably requested by Bank, and (c) following notice to Borrowers, Borrowers shall not make, or instruct any bank, securities intermediary or other Person to make, withdrawals, payments, or other transfers if at any such time Borrowers fail to be in compliance with Sections 6.7 or 6.8, or any such withdrawals, payments, or other transfers would cause Borrowers not to be in compliance with Sections 6.7 or 6.8 giving pro forma effect thereto.
9.5Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.6Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
9.7Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
9.8Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10.Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or Borrowers may change their mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to Borrowers:
c/o LATCH, INC.1220 N Price Road, Suite 2
Olivette, MO 63132
Attn: Legal Department
EMAIL: _____________

With a copy, which shall not constitute notice, to:

Bryan Cave Leighton Paisner, LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attn: Ashley Baker
EMAIL: _____________

If to Bank:	CUSTOMERS BANK 701 Reading Avenue West Reading, PA 19611 Attn: Taylor Wanty EMAIL: _____________

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 and Section 5-1402 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and that none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.
12.Jurisdiction and Jury Trial Waiver.
12.1Borrowers hereby irrevocably consents that any suit, legal action or proceeding against a Borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York State or United States Federal Court located in the Southern District of New York, as Bank may elect, and by execution and delivery of this Agreement, each Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to a Borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action, or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2Each Borrower hereby irrevocably waives any objection which a Borrower may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the Southern District of New York chosen by Bank in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the Southern District of New York is not a convenient forum for any such suit, legal action, or proceeding.
12.3Each Borrower hereby irrevocably agrees that any suit, legal action, or proceeding commenced by a Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York State or United States Federal Court located in the Southern District of New York.
12.4Each Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.
12.5Each Borrower and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of Borrowers or this Agreement or any other Loan Document.
13.General Provisions.
13.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder.
13.2Indemnification. Borrowers shall defend, indemnify, and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), in each case, except for losses caused by Bank’s gross negligence or willful misconduct.
13.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5Amendments in Writing; Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the State of New York.
13.7Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make

Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
13.8Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present business relations with Borrowers, (b) to prospective transferees or purchasers of any interest in the Loans, provided any such disclosures under this subsection (b) shall be limited to parties subject to ongoing obligations of confidentiality with respect to the information provided, (c) as required by law, regulations, rule or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit, or similar investigation of Bank, and (e) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, provided Bank does not have actual knowledge, or a reasonable belief, that such third party is prohibited from disclosing such information.
13.9Patriot Act Notice. Bank notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Borrowers, which information includes names and addresses and other information that will allow Bank to identify Borrowers in accordance with the Patriot Act.
13.10Marketing Consent.  Each Borrower hereby authorizes Bank and its affiliates, at their respective sole expense, but without any prior approval by Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.  The foregoing authorization shall remain in effect unless Borrowers notifies Bank in writing that such authorization is revoked.
13.11Effect of Amendment and Restatement.
(a)This Agreement is intended to and does completely amend and restate, without novation, the Original Loan Agreement. All security interests granted by HelloTech under the Original Loan Agreement in Collateral (other than Excluded Property) are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.
(b)Notwithstanding anything in this Agreement, including Section 13.11(a) hereof, to the contrary, but subject to Section 3.1, (i) Bank hereby forgives any amount in excess of Six Million Dollars ($6,000,000.00) outstanding under the Original Loan Agreement as of the Closing Date, (ii) Bank hereby waives and forgives any interest, fees, losses, indemnification claims, and expenses accrued under the Original Loan Agreement prior to the Closing Date and (iii) Bank hereby agrees that the Success Fee Agreement dated as of August 25, 2020, between HelloTech and Bank (as successor in interest to Signature Bank), as amended by that certain First Amendment to Success Fee Agreement dated as of January 11, 2023, and further amended by that certain Second Amendment to Success Fee Agreement dated as of December 29, 2023, is hereby terminated and of no further force and effect.
13.12Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager, or trustee be appointed for all or any significant part of such Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.
14.Co-Borrower Provisions.
14.1Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers.
14.2Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations, and Bank may proceed against one or more of Borrowers to enforce the Obligations without waiving its right to proceed against any other Borrower.
14.3Latch as Agent. HelloTech appoints Latch as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of HelloTech, to act as disbursing agent for receipt of any Credit Extensions on behalf of HelloTech and to apply to Bank on behalf of HelloTech for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of the other Borrower.
14.4Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating any Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
14.5Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower’s risks hereunder.
14.6Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.

14.7Right to Settle, Release.
(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew or extend the time for payment, discharge the performance of, decline to enforce or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
14.8Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations, and such Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HELLOTECH, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: General Counsel

LATCH, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: General Counsel

LATCH SYSTEMS, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: General Counsel

CUSTOMERS BANK

By:	/s/ Taylor Wanty
Name: Taylor Wanty
Title: Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A
DEBTOR:    HELLOTECH, INC., LATCH, INC. AND LATCH SYSTEMS, INC.
SECURED PARTY:    CUSTOMERS BANK
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.
(c)Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, service marks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property solely to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.
A-1